PARTIES

                    NATIONWIDE HELPLINE SERVICES PTY LIMITED,

                            NHS AUSTRALIA PTY LIMITED

                              KEVIN JAMES BOSTRIDGE

                             ROBERT ARTHUR SWINBOURN

                       AGREEMENT FOR PURCHASE OF BUSINESS

                                   ABBOTT TOUT
                                   Solicitors
                              Level 42, MLC Centre
                               19-29 Martin Place
                                   SYDNEY 2000

DX:   129
TEL:  (02) 9334 8555
FAX:  (02) 9334 8585
REF:  ENV


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                                      TITLE

                                      INDEX

1. DEFINITIONS AND INTERPRETATION............................................  1
2. SALE AND PURCHASE.........................................................  5
3. PURCHASE PRICE............................................................  5
4. COMPLETION................................................................  6
5. FULFILMENT OF UNPERFORMED OBLIGATIONS OF VENDOR...........................  7
6. LOYALTY BENEFITS CONTRACTS................................................  8
7. CONDUCT OF BUSINESS PENDING COMPLETION....................................  8
8. RISK AND INSURANCE........................................................  9
9. ACCESS TO RECORDS.........................................................  9
10. EQUIPMENT LEASES.........................................................  9
11. PROPERTY LEASE..........................................................  10
12. EMPLOYEES...............................................................  10
13. DISCHARGE OF LIABILITIES BEFORE COMPLETION..............................  10
14. DEBTORS.................................................................  10
15. EXPERT RESOLUTION.......................................................  11
16. WARRANTIES REPRESENTATIONS AND INDEMNITIES..............................  11
17. RESTRAINTS ON COMPETITION...............................................  12
18. GUARANTEE AND INDEMNITY.................................................  14
19. GENERAL.................................................................  14


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      AGREEMENT FOR PURCHASE OF BUSINESS dated: November 6, 1997

      PARTIES: NHS AUSTRALIA PTY LIMITED ACN 080 244 195 of 3rd Floor, 41 McLaren Street, North Sydney, New South Wales ("the Purchaser")

      NATIONWIDE HELPLINE SERVICES PTY LIMITED ACN 003 846 544 of 3rd Floor, 41 McLaren Street, North Sydney, New South Wales (the "Vendor")

      KEVIN JAMES BOSTRIDGE of 20 Warrawee Avenue, Warrawee, New South Wales ("Bostridge"); and

      ROBERT ARTHUR SWINBOURN of 31 Eton Road, Lindfield, New South Wales ("Swinbourn").

RECITALS:

      A. The Vendor carries on business as a provider of benefit packages for organisations with large customer bases such as banks and insurance companies. It also operates the IMAN medical assistance division which it acquired from International Medical Assistance Network Pty Limited.

      B. The Vendor owns:

      (i)   100% of the issued capital of Teletravel Centre Pty Limited;

      (ii)  51% of the issued capital of Nationwide Response Helpline Pty
            Limited;

      (iii) 50% of the issued capital of Money in Practice Pty Limited;

      (iv)  2000 shares in Flight Centre Limited.

      C. Bostridge and Swinbourn are the executive directors of the Vendor and (directly and indirectly) control the majority of Vendor's issued share capital.

      D. The Vendor and Purchaser have agreed that the Assets and Business be sold by the Vendor to the Purchaser and the Purchaser will assume responsibility for the liabilities of the Business.

THE PARTIES AGREE:

      1. DEFINITIONS AND INTERPRETATION

      1.1 In this Agreement (including the recitals) unless the context otherwise requires:

      "Accounts" means the unaudited accounts of the Vendor for the year ended 30 June 1996, a copy of which is contained in Schedule 1.

      "Agreement" means this Agreement and any document that varies or supplements it.

      "Assets" means all of the tangible and intangible assets of the Vendor including the shares in the Companies listed in Recital B and the following assets of the Business:

      (a) Loyalty Benefit Contracts;

      (b) Goodwill;

      (c) Plant and Equipment;

      (d) Equipment Leases;

      (e) Book Debts; and

      (f) all other property and assets of the Vendor connected with the Business, including the Statutory Licences, Records, Business Names and Intellectual Property Rights.

      "Book Debts" means trade debts and other receivables owed to the Vendor on the Completion Date in respect of the Business.

      "Business" means the business of the Vendor described in Recital A:

      "Business Names" means the registered and unregistered business names detailed in Schedule 2 and all associated goodwill.

      "Completion" means settlement of the sale and purchase of the Business and the Assets in accordance with clause 4.

      "Completion Date" means the date agreed between the Vendor and the Purchaser in writing.

      "Companies" means the companies referred to in paragraphs (i), (ii) and
(iii) of Recital B.

      "Employees" means those employees of the Vendor detailed in Schedule 3.

      "Equipment Leases" means the leases entered into by the Vendor in the conduct of the business of the Company.


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      "Goodwill" means the goodwill of the Business including the exclusive right of the Purchaser to represent itself as carrying on the Business as the successor to the Vendor, and includes the goodwill comprised in the Intellectual Property Rights, the Records, the Business Names and Trade Marks.

      "Intellectual Property Rights means:

      (a) the Business Names;

      (b) all Trade Marks owned or used at any time by the Vendor in connection with the Business; and

      (c) all confidential information owned or used at any time by the Vendor in connection with the Business including all trade secrets and all financial, marketing and technical information, ideas, concepts, know-how, technology, processes and knowledge which is confidential or of a sensitive nature, but excluding that which is in the public domain.

      "Leased Plant and Equipment" means the subject matter of the Equipment Leases.

      "Leased Premises" means the premises at which the Business is conducted at 3rd floor, 41 McLaren Street, North Sydney, New South Wales.

      "Liabilities" means the liabilities incurred by the Vendor in connection with the Business but not including provisions.

      "Loyalty Benefits Contracts" means all of the contracts which the Vendor has for the development and provision of benefit packages for Westpac banking group, Challenge bank, Citibank and other banks, insurance companies and other business organisations including the contracts detailed in Schedule 4.

      "Management Accounts" means the Management Accounts for the Vendor for the year ended 30 September 1997, a copy of which is contained in Schedule 5.

      "Plant and Equipment" means all plant, equipment, motor vehicles, machinery, furniture, fixtures and fittings owned and used by the Vendor in carrying on the Business as at the Completion Date, including the items listed in Schedule 6, and all consumables and office supplies.

      "Property Lease" means the lease to the Vendor of the Leased Premises.

      "Purchase Price" means the consideration for the Business and the Assets calculated in accordance with clause 3.


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      "Quoted Securities" means fully paid shares of common stock of Transmedia
Europe, Inc. or Transmedia Asia-Pacific, Inc. (or both) or fully paid shares of any holding company of either or both of those corporations (or any corporation with which either or both of those corporations shall have become merged) whose shares are quoted in United States dollars or pounds sterling on the official list of a recognised stock exchange (which for this purpose includes NASDAQ).

      "Records" means originals and copies, in machine readable or printed form, of all books, files, reports, records, correspondence, documents and other material relating to or used in connection with the Business and the Assets including:

      (a) sales literature, market research reports, brochures and other promotional material (including printing blocks, negatives, sound tracks and associated material);

      (b) all sales and purchasing records;

      (c) lists of all regular suppliers and customers; and

      (d) all trading and financial records of the Business.

      "Statutory Licences" means all licences, consents, rights, permits and certificates relating to any aspect of the Business issued by any governmental authority having jurisdiction.

      "Transferring Employees" means those employees who accept the Purchaser's offer of employment made pursuant to subclause 12.1

      "Warranties" means the warranties, representations and indemnities in this Agreement, including in subclause 16.1 read with Schedule 7.

      1.2 References to recitals, clauses, subclauses, paragraphs, annexures or schedules are references to recitals, clauses, subclauses, paragraphs, annexures and schedules of or to this Agreement, and all schedules form part of this Agreement.

      1.3 Headings in this Agreement are for convenience only and do not affect its interpretation or construction.

      1.4 In this Agreement unless the context otherwise requires:

      (a) the singular includes the plural and vice versa;

      (b) each gender includes the other two genders;


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      (c) the word "person" means a natural person and any association, body or entity whether incorporated or not;

      (d) the word "month" means calendar month and the word "year" means 12 calendar months;

      (e) a reference to writing includes any communication sent by post or facsimile transmission;

      (f) where any word or phrase is defined, any other part of speech or other grammatical form of that word or phrase has a cognate meaning;

      (g) a reference to any statute, proclamation, rule, code, regulation or ordinance includes any amendment, consolidation, modification, re-enactment or reprint of it or any statute, proclamation, rule, code, regulation or ordinance replacing it;

      (h) all monetary amounts are in Australian currency;

      (i) a reference to time refers to time in Sydney, Australia;

      (j) a reference to an associate of a person (the primary person) includes a reference:

            (i) where the primary person is a body corporate, to a director or secretary of the body, a related body corporate or a director or secretary of a related body corporate;

            (ii) in any other case (including the case where the primary person is a body corporate), to

                  (A) a person in concert with whom the primary person is acting, or proposes to act;

                  (B) the trustee of a trust in relation to which the primary person is a beneficiary whether presently or prospectively, or could reasonably be regarded by virtue of any arrangement or understanding whether formal or informal and whether or not enforceable as capable of benefiting directly or indirectly under the relevant trust, or in relation to which the primary person is capable of controlling, sanctioning, limiting or restraining the actions of the trustee;

                  (C) a person in partnership with whom the primary person carries on business but does not include a reference to a person who gives advice to the primary person, or acts on behalf of the primary person, in the proper performance of the functions attaching to a professional capacity or a business relationship.


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      (k) "Business Day" means a day other than a Saturday, Sunday or public holiday in New South Wales;

      (l) mentioning anything after "include", "includes" or "including" does not limit what else might be included;

      (m) no rule of construction applies to the disadvantage of a party because this Agreement is prepared by (or on behalf of) that party;

      (n) a reference to any thing is a reference to the whole and each part of it;

      (o) a reference to a group of persons is a reference to all of them collectively and to each of them individually;

      (p) expressions defined in Chapter 1 of the Corporations Law have (with necessary modifications) corresponding meanings in this Agreement.

      2. SALE AND PURCHASE

      2.1 Subject to subclause 2.2, the Vendor agrees to sell and the Purchaser agrees to purchase the Business and the Assets for the Purchase Price subject to the succeeding provisions of this Agreement with effect from the commencement of business on the Completion Date.

      2.2 The Assets must be transferred to the Purchaser on Completion free from any mortgage, charge, lien, pledge or other encumbrance.

      3. PURCHASE PRICE

      3.1 The Purchase Price for the Assets is:

      (a) AUD2,714,919.08, to be satisfied by:

            (i) payment on Completion to the Vendor of AUD1,307,459.54,

            (ii) delivery on Completion to the Vendor of scrip (and any requisite transfers) for 500,000 fully paid shares of common stock of Transmedia Europe, Inc at an issue price of USD1.00 each and 500,000 fully paid shares of common stock of Transmedia Asia Pacific, Inc. at an issue price of USD1.00 each, accompanied by an undertaking from the issuer in form and substance reasonably acceptable to the Vendor that by 31 March 1998 the requisite registration statements will have been lodged with the Securities and Exchange Commission and by 30 June 1998 those shares will be registered and capable of being traded on NASDAQ (or they will be replaced with Quoted Securities which will be registered and capable of being traded on a recognised stock exchange on the same basis of replacement as applies to shareholders of the


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

original issuer corporations whose shares are traded on NASDAQ and that (subject to subclause 3.2) if either the requisite registration statements are not so lodged or if the relevant Quoted Securities do not become so tradeable, those Quoted Securities will be purchased from the Vendor at a purchase price per share which is the greater of USD1.00 each or the average market price per share of the relevant Quoted Securities on their home exchange on the last ten trading days preceding the second Business Day before the obligation to purchase those Quoted Securities arose; and

      (b) an amount, payable on 31 January 1998, of AUD2,842,540.46.

      3.2 The Purchaser may by written notice to the Vendor elect to extend the date for payment of the amount referred to in paragraph (b) of subclause 3.1 by up to 90 days. If it does so, it must pay interest from 1 February 1998 to the extended payment date calculated at the rate of 5% per annum. The Purchaser may also by written notice to the Vendor extend the dates for lodging the requisite registration statements and for the relevant Quoted Securities becoming tradeable referred to in paragraph (a)(ii) of subclause 3.1 by up to 90 days.

      3.3 The Purchase Price is apportioned among the assets as follows:

      (a) Plant and Equipment at tax written down value as at the Completion
Date.

      (b) Equipment Leases - $1.00.

      (c) All Assets of the Vendor connected with the Business not specified in paragraphs (a), (b), (d) (e) and (f) of this subclause 3.3 - $1.00.

      (d) Goodwill, Statutory Licences, Records and Intellectual Property Rights
- $1,400,000.

      (e) the Book Debts at their face value.

      (f) the shares in the Companies at book net asset value.

      (g) Loyalty Benefits Contracts and cash at bank and on hand at Completion
- the balance of Purchase Price.

      4. COMPLETION

      4.1 Completion of the sale and purchase of the Business and the Assets will take place on the Completion Date at Abbott Tout, Level 42, MLC Centre, 19
- 29 Martin Place, Sydney at 2.30 pm or at any other time and place agreed by the Vendor and the Purchaser.

      4.2 The Vendor will on Completion:


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      (a) deliver to the Purchaser:

            (i) executed instruments of transfer or assignment (together with all relevant documents) that the Purchaser reasonably requires to vest the Assets (other than the Loyalty Benefits Contracts) in the Purchaser;

            (ii) all deeds and documents of title (if any) relating to the Assets;

            (iii) assignments of each of the Intellectual Property Rights and all forms necessary to record the change of their ownership;

            (iv) the Equipment Leases, executed assignments of them to the Purchaser and evidence of the written consent of the lessors under the Equipment Leases to the assignments;

            (v) the Property Lease, an executed assignment of it to the Purchaser and evidence of the written consent of the lessor under the Property Leases to the assignment;

            (vi) duly completed and executed statutory forms releasing the Assets from all charges registered over any of the Assets immediately preceding Completion including ASC Charge No. 460472 in favour of State Bank of New South Wales;

            (vii) evidence that the Vendor has done all things required to be done by it for the name of the Vendor to be changed to a name which does not contain the word "Nationwide" or "Helpline" or any similar word, and deliver to the Purchaser for lodgment on behalf of the Vendor the duly completed and executed terms required by the relevant regulatory authorities to register the changes of name;

      (b) deliver to the Purchaser all Records, except that if the Vendor required by law to retain any relevant documents the Vendor may delivery copies of those documents to the Purchaser;

      (c) deliver to the Purchaser those Assets capable of transfer by the delivery and permit the Purchaser to take possession of the Assets, the leased Plant and Equipment and the Leased Premises;

      (d) deliver to the Purchaser all documents necessary for the transfer or registration of the Business Names in the name of the Purchaser; and

      (e) assist the Purchaser with the necessary forms and consents to enable the utility services provided to the Business at the Leased Premises, including those telephone, telex, facsimile and other communication services (with the benefit of the same numbers) requested by the Purchaser, to be transferred to the Purchaser with effect from the Completion Date without interruption of those services.


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      5. FULFILMENT OF unperformed OBLIGATIONS OF VENDOR

      5.1 The Purchaser agrees to fulfil those obligations of the Vendor to clients of the Business incurred by the Vendor in the ordinary and proper course of the Business which are not fully performed as at Completion (in this clause referred to as the "incompletely performed contracts") on the basis that it will be fully indemnified by the Vendor in accordance with the succeeding provisions of this clause 5.

      5.2 The Vendor must account to the Purchaser on Completion for all deposits and payments in advance which relate to the incompletely performed contracts.

      5.3 The Purchaser will be entitled to receive all amounts due by the clients of the Business pursuant to the incompletely performed contracts.

      5.4 Within 180 days of the Completion Date the Purchaser may submit to the Vendor (with a copy to the Vendor' Solicitors) a written submission detailing those incompletely performed contracts where it did not receive:

      (a) deposits or payments in advanced from the Vendor; or

      (b) payment of all amounts due under those contracts

      or both, specifying the amount to which the Purchaser is entitled in respect of each respective incompletely performed contract pursuant to the indemnity in subclause 5.1.

      5.5 The Vendor (and its professional advisers) will be entitled to inspect the books and records of the Purchaser within the period of 21 Business Days following receipt of the Purchaser's submission pursuant to subclause 5.4 (but only to the extent necessary in order to verify the correctness or otherwise of the Purchaser's submission).

      5.6 Within the 21 Business Day period specified in subclause 5.5, the Vendor must deliver to the Purchaser written notice of any objection to the Purchaser's submission pursuant to subclause 5.4, detailing their objections with reasonable particularity.

      5.7 To the extent the Vendor does not object to any claim detailed in the Purchaser's submission pursuant to subclause 5.4, the Vendor must pay the amount due to the Purchaser (but limited to the amounts actually received by the Vendor from the clients of the Business).

      6. LOYALTY BENEFITS CONTRACTS

      6.1 The Purchaser and the Vendor acknowledge that as the other parties to the Loyalty Benefits Contracts (in this subclause referred to as the "Principals") will as at Completion be unaware of the sale of the Assets and the Business by the Vendor to the Purchaser. While


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from Completion the Purchaser will hold the beneficial interest in the Loyalty
Benefits Contracts, the legal interest in those contracts will initially remain with the Vendor (for the benefit of the Purchaser). The Vendor agrees to use its best endeavours to procure the assignment with the consent of the respective Principals, or the novation, of all the Loyalty Benefits Contracts to the Purchaser following Completion.

      6.2 In relation to those Loyalty Benefits Contracts which are not so assigned or novated following Completion, the Vendor must subcontract performance of the obligations under those contracts to the Purchaser. The subcontracting fee will be 100% of the fee which the Vendor is entitled to receive and will be payable when the Vendor receives payment (and the Vendor agrees to take all reasonable steps to obtain payment when it is due).

      7. CONDUCT OF BUSINESS PENDING COMPLETION

      7.1 Until Completion the Vendor must, unless the Purchaser otherwise agrees in writing:

      (a) carry on the Business in a normal, proper and efficient manner and consult with the Purchaser in respect of any material decisions relating to any of the Business or the Assets;

      (b) use all reasonable endeavours to preserve the Goodwill;

      (c) carry out repairs and maintenance to the Plant and Equipment, the Leased Plant and Equipment and the Premises the subject matter of the Property Lease in accordance with good commercial practice and standards of maintenance and as required under the Equipment Leases and the Property Lease.

      7.2 Until Completion, the Vendor may not, unless the Purchaser otherwise agrees in writing:

      (a) enter into any abnormal or unusual transaction which relates to or adversely affects any of the Business; or

      (b) allow the total amount owing to trade creditors of the Business to exceed the monthly average for the previous six months.

      7.3 The Vendor warrants that it has not declared any dividends or made any other distributions of capital or bought back or redeemed any of its shares after 30 June 1996.

      8. RISK AND INSURANCE


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      8.1 The Vendor will until Completion remain the owner of and bear all risks in connection with the Business and the Assets. On Completion property in and the risk of the Business and the Assets will pass to the Purchaser.

      8.2 If any of the Assets are damaged, destroyed or otherwise affected before Completion to a degree that materially and adversely affects their utility then the Purchase Price will not be adjusted but the Purchaser will be entitled to all proceeds of insurance payable in consequence.

      9. ACCESS TO RECORDS

      9.1 The Vendor agrees to allow the Purchaser and its representatives full and free access to the premises at which the Business are conducted and to the Records and other Assets at all reasonable times before the Completion Date to enable the Purchaser to become familiar with the Business and investigate the accuracy of the Warranties. The Vendor must also provide the information, assistance and facilities that the Purchaser reasonably requires for these purposes.

      9.2 If for any reason the Purchaser does not proceed with the purchase of the Assets it may not disclose or use any information marked as confidential about the Vendor or the Business made available by the Vendor except information already known to it or publicly available at the time of disclosure by the Vendor.

      10. EQUIPMENT LEASES

      10.1 From Completion the Purchaser must make all payments becoming due after Completion under the Equipment Leases and otherwise comply with their terms.

      10.2 If the Vendor cannot obtain a necessary consent to enable it to assign an Equipment Lease to the Purchaser the Vendor must use its best endeavours to pay out that Equipment Lease. Following the payment out the Vendor must sell the chattels which are the subject of the Equipment Lease to the Purchaser and the Purchaser must purchase that equipment at a price equal to the settlement sum paid by the Vendor to the lessor in accordance with the terms of the relevant Equipment Lease. The purchase price must be paid on the later of Completion and seven days after the purchase price for the equipment is ascertained. Despite this, if the lease was paid out prior to Completion then AUD1.00 is payable by the Purchaser to the Vendor. For the purposes of this Agreement, except for the provisions relating to the Purchase Price for the Assets, the equipment is to be taken to form part of the Plant and Equipment.

      11. PROPERTY LEASE

      11.1 From Completion the Purchaser must make all payments becoming due after Completion under the Property Leases and otherwise comply with their terms.


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      11.2 The Purchaser agrees to execute a deed of assignment of the Property
Lease in such form as may reasonably be required by the lessor under the Property Lease.

      12. EMPLOYEES

      12.1 As soon as practicable before the Completion Date the Purchaser must make an offer of employment, conditional on Completion and effective from Completion, to the Employees on terms of employment no less favourable than the terms of their employment as at the date of this Agreement.

      12.2 By Completion the Vendor must have terminated the employment of the Employees and all other employees of the Vendor engaged in the Business.

      12.3 The Vendor must pay to the Employees who do not accept the offer of employment by the Purchaser pursuant to subclause 12.1 all accrued salary, wages, benefits, bonuses, superannuation and other statutory entitlements as at that date.

      12.4 The Purchaser, must with effect from Completion, assume liability for the long service leave and annual leave of the Transferring Employees.

      12.5 The Vendor is solely responsible for all amounts due on termination of employment to those Employees who do not accept the offer of employment made to them by the Purchaser in accordance with subclause 12.1 and the other employees of the Vendor engaged in the Business.

      13. DISCHARGE OF LIABILITIES BEFORE COMPLETION

      13.1 The Vendor must apply all cash on hand and at bank immediately before Completion to the discharge of the Liabilities of the Business, and the Purchaser will only be responsible for any remaining Liabilities, but subject however to subclause 13.2. The Vendor must account to the Purchaser for any surplus cash on hand and at bank on Completion.

      13.2 The Purchaser will not be responsible for any liabilities of the Business which are not disclosed in the Management Accounts or incurred in the ordinary course of conduct of the Business or for any liabilities of the Vendor to its shareholders or any of their associates (other than arrears of salary and other entitlements due to Bostridge and Swinbourn).

      14. DEBTORS

      14.1 The Purchaser will collect the Book Debts. The Vendor must use its best endeavours to assist the Purchaser in collecting the Book Debts as agent of the Purchaser. The Purchaser indemnifies the Vendor for all liability or loss arising from, or costs charges or expenses incurred in connection with, the collection of those Book Debts, other than normal business costs


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and expenses of collecting debts. The Vendor is not liable to the Purchaser for any failure to collect any of those Book Debts.

      14.2 The Vendor must provide the Purchaser an itemised schedule of the Book Debts owing to the Vendor as at Completion, showing details of each debtor's name and address.

      14.3 The Vendor must account on the last day of each week for the Book Debts owing as at Completion recovered during that week.

      14.4 The Vendor is not obliged to take any legal proceedings against debtors to recover the Book Debts owing to the Vendor as at Completion.

      15. EXPERT RESOLUTION

      15.1 The parties agree that any dispute between them in relation to the calculations required pursuant to clause 3, clause 5 and subclause 10.2 will be resolved by a chartered accountant of not less than ten years' standing appointed by agreement between them or, failing agreement, by the President for the time being of The Institute of Chartered Accountants in Australia in accordance with the succeeding subclauses of this clause.

      15.2 The person appointed pursuant to subclause 15.1 will act as an expert not an arbitrator and that person's decision will be final and binding on the parties.

      15.3 The costs of resolution of the dispute in accordance with this clause 15 will be borne in accordance with the directions of the person resolving the dispute.

      16. WARRANTIES REPRESENTATIONS AND INDEMNITIES

      16.1 The Vendor, Bostridge and Swinbourn represent and warrant to the Purchaser that each of the statements set out in Schedule 7 is accurate. Each of the statements is to be treated as a separate representation and warranty and the interpretation of any statement made may not be restricted by reference to or inference from any other statement.

      16.2 The Warranties are not extinguished or affected by any investigation made by or on behalf of the Purchaser into the affairs of the Business or by any other event or matter unless:

      (a) the Purchaser has given a specific written waiver or release;

      (b) the claim relates to a matter which is fairly disclosed in a formal disclosure letter given by or on behalf of the Vendor to the Purchaser and to Transmedia Australia Holdings Pty Limited before the date of this Agreement; or


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      (c) the claim relates to a thing done or not done after the execution of this Agreement at the request or with the approval of the Purchaser.

      16.3 The Vendor, Bostridge and Swinbourn represent, warrant and undertake to the Purchaser that to the best of their knowledge, information and belief, based on all reasonable enquiries and investigations having been undertaken, each of the Warranties is true and correct on the date of this Agreement and will be true at the Completion Date as if made on and as at each of those dates.

      16.4 The Vendor, Bostridge and Swinbourn indemnify the Purchaser against all damages or losses (or both) arising directly or indirectly from, and any costs, charges and expenses incurred in connection with, any inaccuracy in or breach of any of the Warranties.

      16.5 The Vendor, Bostridge and Swinbourn acknowledge that the Purchaser has entered into this Agreement in full reliance on the Warranties.

      17. RESTRAINTS ON COMPETITION

      17.1 The Vendor, Bostridge and Swinbourn agree that, in consideration of the payment by the Purchaser to the Vendor on Completion of AUD100,000, they are restrained from directly or indirectly:

      (a) carrying on:

            (i) any commercial activity which is fundamentally the same as or significantly similar to or which might reasonably be expected to be competitive with the Business or any division of the Business; and

            (ii) any commercial activity carried on by any of the Companies.

      (b) being in any way employed in any such business or activity;

      (c) being in any way interested in any such business or activity, whether as principal, agent, director, shareholder, partner, consultant, adviser or otherwise;

      (d) being in any way associated with or engaged in or in any way concerning himself in any such business or activity.

      (e) financing or giving financial accommodation to any such business or to any person who is a principal, agent, employee, director, partner, consultant or adviser of or to any such business or activity.

      17.2 The restraint pursuant to subclause 17.1 operates during each of the specified periods in each of the specified areas.

      17.3 For the purposes of subclause 17.2, the specified periods are:

      (a) the period of three years from Completion;

      (b) the period of two years from Completion; and

      (c) the period of one year from Completion.

      17.4 For the purposes of subclause 17.2, the specified areas are:

      (a) New South Wales;

      (b) Victoria;

      (c) Queensland;

      (d) Western Australia;

      (e) South Australia;

      (f) Tasmania;

      (g) Northern Territory; and

      (h) Australian Capital Territory.

      17.5 The restraint pursuant to subclause 17.1, insofar as it relates to:

      (a) any of the activities set out in subclause 17.1 is separate, distinct and severable from any other activity set out in subclause 17.1;

      (b) any of the periods referred to in subclause 17.3 is separate, distinct and severable from any other period set out in subclause 17.3; and

      (c) any of the areas referred to in subclause 17.4 is separate, distinct and severable from any other area set out in subclause 17.4 and should any of the activities, periods or areas referred to in subclause 17.1, 17.3 or 17.4 be or become invalid or unenforceable that shall not affect the validity or enforceability of any of the other activities, periods or areas.

      17.6 The restraint pursuant to subclause 17.1 does not prevent the Vendor, Bostridge or Swinbourn from being interested as the holder of not more than 5% of the issued capital of any corporation whose shares are listed on a recognised stock exchange. Nor does the restraint prevent Bostridge holding shares in ICON Services Pty Limited or Breakaway Travel Pty Limited, subject to a requirement that Bostridge may not acquire any shares in Breakaway Travel Pty Limited unless he has first caused Transmedia Australia Holdings Pty Limited (or its nominee) to be given the right to acquire those shares on terms no less favourable than the terms on which Bostridge proposes to acquire those shares, and Transmedia Australia Holdings Pty Limited has declined in writing, within 14 business days of written notice from Bostridge detailing the terms on which Transmedia Australia Holdings Pty Limited may acquire those shares, to acquire those shares.

      17.7 The Vendor, Bostridge and Swinbourn agree that they will not, for a period of two years after Completion, either solely or jointly with any other person (whether as principal, agent, employee, director, shareholder, partner, consultant, adviser or otherwise) directly or indirectly consult with or advise any person who, or which, was a customer of the Business or of any of the Companies within the period of two years preceding Completion.

      17.8 The Vendor, Bostridge and Swinbourn agree that they will not, for a period of two years after Completion, either solely or jointly with any other person (whether as principal, agent, employee, director, shareholder, partner, consultant, adviser or otherwise) directly or indirectly engage in any business of rendering any services to any person with whom any of them has had any contact or dealt with in the course of the Business or the business of the Companies and who at any time during the continuance of the activities of the Business or the business of the Companies nor will they attempt to do any of those things or induce (or attempt to induce) any other person to do any of those things.

      17.9 The Vendor, Bostridge and Swinbourn agree that they will not at any time during the period of two years after Completion, and whether jointly or severally, either on their own account or for or with any other person solicit, interfere with or endeavour to entice away from the Business or from any of the Companies any person who was an employee of the Business or of any of the Companies during the period of one year prior to Completion or encourage any other person to do so.

      17.10 After Completion the Vendor, Bostridge and Swinbourn agree that they will not at any time or for any purpose use the name "Nationwide Helpline Services" or any name similar to that name or any other name in any manner intended or calculated or likely to suggest that any of them is or has been connected with the Business or in any way hold themselves out as having or having had any such connection (except, in respect of Kevin and Robert, in the course and scope of their employment in the Business following Completion). They also agree to change the name of the Vendor as soon as practicable after Completion to a name not including the words "Nationwide" or "Helpline" or any words similar to either of those words.

      18. GUARANTEE AND INDEMNITY

      18.1 Bostridge and Swinbourn guarantee to the Purchaser the due and punctual performance by the Vendor of its obligations pursuant to this Agreement (including obligations resulting from a breach by any of them of this Agreement or breach of any warranty given by any of them pursuant to this Agreement).

      18.2 Each of Bostridge and Swinbourn indemnify the Purchaser in respect of any breach by the Vendor or the other of them of the provisions of this Agreement.

      18.3 The guarantee pursuant to subclause 18.1 will not be prejudiced or discharged by any time or other indulgence granted by the Purchaser to the Vendor.

      19. GENERAL

      19.1 An undertaking, warranty, agreement, representation, provision or obligation in this Agreement which is made or given by or which applies to more than one person or which extends to or is for the benefit of more than one person binds and extends to or is for the benefit of, as the case may be, all of them jointly and each of them severally.

      19.2 The validity, interpretation and performance of this Agreement will be governed by the law of the State of New South Wales and of the Commonwealth of Australia. The parties submit to the non-exclusive jurisdiction of the Courts of the State of New South Wales and of the Commonwealth of Australia in respect of any dispute that arises in connection with this Agreement.

      19.3 This Agreement contains the entire understanding between the parties in relation to its subject matter. There are no express or implied conditions, warranties, promises, representations or obligations, written or oral, in relation to this Agreement other than those expressly stated in it or necessarily implied by law.

      19.4 No failure, delay, relaxation or indulgence by a party in exercising any power or right conferred upon it under this Agreement will operate as a waiver of that power or right. No single or partial exercise of any power or right precludes any other or future exercise of it, or the exercise of any other power or right under this Agreement.

      19.5 If any provision of this Agreement is invalid, void or unenforceable, all other provisions which are capable of separate enforcement without regard to an invalid, void or unenforceable provision are and will continue to be of full force and effect in accordance with their terms.

      19.6 This Agreement may not be varied except by written instrument executed by the parties.

      19.7 A notice or other communication required or permitted to be given by a party to another must be in writing and:

      (a) delivered personally;

      (b) sent by post, postage prepaid; or

      (c) sent by facsimile transmission

      to that party's address that is set out in this Agreement or notified in writing to each party from time to time.

      For the purposes of this subclause 19.7, the facsimile numbers to which facsimile transmissions are to be sent are:

      Vendor:     (02) 9283 2747
                  Attention: Peter Winters

      Purchaser:  0015 44 171 839 5727 Att: Edward J Guinan III, with a copy to
                  Abbott Tout at (02) 9334 8585 Att: Ellis Varejes.

      19.8 A notice or other communication will be taken, for the purposes of this Agreement, to have been given if:

      (a) personally delivered, upon delivery;

      (b) mailed, on the expiration of 2 Business Days after posting; or

      (c) sent by facsimile transmission, on the day it is sent (or, if that is not a Business Day, on the next Business Day).

      19.9 Each party will pay its own costs and disbursements in connection with the negotiation, preparation and execution of this Agreement.

      19.10 No party may assign or otherwise transfer the benefit of this Agreement without the prior written consent of the other party or parties.

                                   SCHEDULE 1

                  Unaudited Accounts for the Year ended 30/6/96

                                   SCHEDULE 4

                           Loyalty Benefits Contracts

                                   SCHEDULE 2

                                 Business Names

                                   SCHEDULE 3

                                    Employees


Name        Commence-     Salary or      Super-      Holiday     Sick      Long
----        ment Date       Wages      annuation       Pay        Pay    Service
            ---------     ---------  Contributions   -------     ----     Leave
                                     -------------                       -------

                                   SCHEDULE 5

                 Management Accounts for the Year ended 30/9/97

                                   SCHEDULE 6

                               Plant and Equipment

                                   SCHEDULE 7

                                   Warranties

1. The Vendor:

      (a) has the power to own the Assets and to carry on the Business; and

      (b) has done everything necessary to do business lawfully in all jurisdictions in which the Business is carried on.

      2. The Vendor has the power to enter into and perform this Agreement and has obtained all necessary consents to enable it to do so.

      3. The entry into and the performance of this Agreement by the Vendor does not constitute a breach of any obligation (including statutory, contractual and fiduciary obligations) or default under any agreement or undertaking by which the Vendor is bound.

      4. No meeting has been convened or resolution proposed, or petition presented, and no order has been made, for the winding-up of the Vendor. No distress, execution or other similar order or process has been levied on any of the Assets. No voluntary arrangement has been proposed or reached with any creditors of the Vendor. No receiver, receiver and manager, provisional liquidator, liquidator or other officer of the Court has been appointed in relation to the Assets or the Business or any of the Companies. The Vendor is able to pay its debts as and when they fall due.

      5. The Assets and the Business are unencumbered.

      6. The Accounts and the Management Accounts disclose a true and fair view of the state of affairs of the Business, its financial position and its assets and liabilities as at their balance dates and the income, expenses and results of the operations of the Business for the financial years to which they respectively relate.

      7. The Accounts were prepared:

      (a) in accordance with generally accepted accounting principles and practices in Australia;

      (b) in the manner described in the notes (if any) to the accounts;

      (c) in each case on a consistent basis with the prior financial year.

      8. The Vendor is the legal owner of the Assets, and carries on the Business. There are no mortgages, pledges, liens, encumbrances, charges or other security interests over or affecting any of the Assets or the Business.

      9. The Vendor does not require any asset (other than the Assets) to enable it to effectively conduct the Business (and the Companies do not require any other assets to conduct their Business) after Completion as they are respectively carried on at the date of this Agreement.

      10. The Vendor and the Companies hold all statutory licences, consents and authorisations necessary for the carrying on of the Business and of the respective Business of the Companies. So far as the Vendor, Bostridge and Swinbourn are aware (based on all reasonable enquiry and investigation) there is no fact or matter that might prejudice the issue, continuance or renewal of those licences, consents or authorisations.

      11. The Business including the businesses of the Companies are conducted in accordance with all applicable laws, the conduct of the Business by the Vendor and the conduct of the Business of the Companies by the Companies does not contravene any laws and no allegation of any contravention of any applicable laws is known to the Vendor, Bostridge or Swinbourn.

      12. All contracts material to the operation of the Business and to the operation of the Companies have been disclosed to the Purchaser.

      13. Each of the contracts material to the operation of the Business and to the Business of the Companies is valid, binding and enforceable against the parties to it and there is no party in breach of, or in default under, any such contract.

      14. So far as the Vendor, Bostridge and Swinbourn are aware (based on all reasonable enquiry and investigation) there is no existing customer or supplier of the Business or the Companies who will or is likely to:

      (a) cease trading with the Business or the Companies;

      (b) materially reduce its trading with the Business or the Companies as a result of Completion.

      15. Neither the Vendor nor any of the Companies has given or entered into any guarantee or indemnity or given any other security for the obligations of any person (including any of the others of them), other than under the Loyalty Benefits Contracts.

      16. The Plant and Equipment and the Leased Plant and Equipment comprise all the plant and equipment necessary for the operation of the Business and the Companies own (or lease on arm's length terms) all of the plant and equipment necessary for the operation of their businesses.

      17. The Vendor owns all right title and interest in and to the computer software used in the Business.

      18. The landlord of the premises occupied by the Business and the Companies have consented to the transfer of the lease of those premises to the Purchaser. There are no current disputes relating to that lease or the use of the Leased Premises.

      19. The Vendor has not made any offers, tenders or quotations which are still outstanding and capable of giving rise to a contract by the unilateral act of any third party other than in the ordinary course of the Business and on ordinary terms.

      20. The records of the Business as carried on by the Vendor will be left in the custody of the Purchaser and will be made available to the Purchaser on an ongoing basis.

      21. There are no litigation or arbitration proceedings relating to the Business or the Companies and there are no facts likely to give rise to any such proceedings.

      22. The Vendor in carrying on the Business, and the Companies in carrying on their businesses, have not breached the provisions of the Trade Practices Act or any equivalent state or territory enactment or the requirements of any consumer protection legislation.

      23. The operations of the Business and the Companies are not subject to any unsatisfied judgment or any order, award or decision handed down in any litigation or arbitration provisions.

      24. Schedule 3 is a complete list of the details of the employees of the Business and (shown separately in each case) of each of the Companies including in each case the date of commencement, applicable award, last-taken annual leave, last-taken long service leave, accumulated sick leave and total remuneration (including bonuses and profit sharing, details of which are shown separately).

      25. Except as disclosed in schedule 3 there are no material contracts or agreements between the Vendor and any of the employees (or between any of the Companies and any of their respective employees) other than in relation to employment on a weekly or monthly basis nor has the Vendor or any of the Companies established any unusual rights which are material (on an aggregated basis) on the part of any of the employees, through past practices or commitments, whether relating to duration of employment, notice, rights on redundancy or termination, benefits, leave or otherwise.

      26. Except for any statutory schemes which apply to employers generally and except as disclosed in Schedule 3, there are no superannuation, retirement or providence schemes or other arrangements providing for any payment to employees on their retirement or death or on the occurrence of any permanent or temporary disability in operation in relation to the Business or the Companies and the Vendor does not (and the Companies do not) contribute to any other schemes which will provide their respective employees or their respective dependants with pensions, annuities or lump-sum payments upon retirement, death or otherwise.

      27. The Vendor and the Companies will have paid in full all amounts of remuneration, emoluments, superannuation contributions and other benefits due to, or in respect of, all of the employees for the period up to Completion.

      28. There are no employees of the Companies or the Business who have not been properly superannuated in accordance with the requirements of all applicable legislation relating to superannuation.

      29. All the information which the Vendor, Bostridge or Swinbourn know or should know and which is material to be known by the Purchaser as a purchaser or which would be likely to influence it in making a decision in that connection, has been disclosed to the Purchaser in writing prior to the date of this Agreement. None of such information is false or misleading or contains any omission, the inclusion of which would be necessary to ensure that such information is not misleading in the circumstances in which it was given.

      30. All superannuation funds controlled by the Vendor or any of its associates which provide for superannuation benefits for employees of the Business and the Companies are fully funded.

      31. There are no options over the issued or unissued shares of any of the Companies. There was, however, an option over part of the capital of Teletravel Centre Pty Limited held by Mr G Dixon which has expired.

EXECUTED as an agreement.


                              )
SIGNED for NHS AUSTRALIA PTY  )
LTD in the presence of:       )
                              )

          [ILLEGIBLE]                                  [ILLEGIBLE]
-----------------------------------     ----------------------------------------

                                     )
SIGNED for NATIONWIDE HELPLINE       )
SERVICES PTY LTD in the presence of: )
                                     )


          [ILLEGIBLE]                                  [ILLEGIBLE]
-----------------------------------     ----------------------------------------

                                     )
SIGNED by KEVIN JAMES                )
BOSTRIDGE                            )
in the presence of:                  )


          [ILLEGIBLE]                                  [ILLEGIBLE]
-----------------------------------     ----------------------------------------

                                     )
SIGNED by ROBERT ARTHUR              )
SWINBOURN in the presence of:        )
                                     )


          [ILLEGIBLE]                                  [ILLEGIBLE]
-----------------------------------     ----------------------------------------